Exhibit 15.1

March 29, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We have read B.O.S. Better Online Solutions Ltd.'s statements included under Item 16F(a) of Form 20-F dated March 29, 2018, and we agree with such statements concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Kost Forer Gabbay & Kasierer,
A member of Ernst & Young Global